Exhibit 5

GPC Biotech AG

Fraunhofer Str. 20

82152 Martinsried

Germany

Frankfurt, June 9, 2004

FRDOCS01/188286.6

Offering of up to 8,579,000 Ordinary Bearer Shares, with no par value,

in the form of shares or American Depositary Shares

Ladies and Gentlemen:

We have acted as German counsel for GPC Biotech AG, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form F-1 on June 9, 2004 (as the same may be amended, the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended, of up to 8,579,000 ordinary bearer shares, with no par value (auf den Inhaber lautende nennwertlose Stückaktien), each with a notional par value (auf eine Stückaktie anteilig entfallender Betrag des Grundkapitals) of €1.00 (the “Shares”).

Of the up to 8,579,000 Shares that are to be offered pursuant to an underwriting agreement (the “Underwriting Agreement”) expected to be entered into by the Company, certain selling shareholders (the “Selling Shareholders”) and the underwriters named therein (the “Underwriters”) on June 28, 2004, (1) 7,160,000 newly issued Shares will be offered by the Company (the “Firm New Shares”), (2) up to 1,119,000 newly issued Shares will be offered by the Company (the “Optional New Shares” and, together with the Firm New Shares, the “New Shares”) subject to an over-allotment option (the “Over-Allotment Option”) to be granted to the Underwriters pursuant to the terms of the draft Underwriting Agreement filed as Exhibit 1.2 of the Registration Statement (the “Draft Underwriting Agreement”), and (3) 300,000 old Shares will be offered by the Selling Shareholders (the “Old Shares”).

The New Shares are currently not yet existing; rather, they will be issued from the Company’s existing authorizations (genehmigte Kapitalia) to increase the Company’s share capital (Grundkapital) pursuant to Articles 5(5) and 5(6) of the Company’s articles of association (Satzung) (collectively, the “Authorized Capital”). Such a capital increase from Authorized Capital requires (i) valid creation of the Authorized Capital by a resolution of the Company’s shareholders’ meeting, (ii) valid exercise of the Authorized Capital by a resolution of the Company’s management board (Vorstand, the “Management Board”), (iii) valid consent to such Management Board resolution by a resolution of the Company’s supervisory board (Aufsichtsrat, the “Supervisory Board”), (iv) valid subscription of the New Shares resulting from the capital increase from Authorized Capital, and (v) registration of the capital increase from Authorized Capital in the commercial register (Handelsregister) at the local court (Amtsgericht) in Munich (the “Commercial Register”). The New Shares will only come into existence upon such registration of the respective capital increases in the Commercial Register.

In arriving at the opinions below, we have examined certified copies or otherwise identified to our satisfaction, of such documents, certificates and instruments as we have deemed necessary as a basis for the opinions hereinafter expressed, including, in particular:

(1)	a copy of the Draft Underwriting Agreement;

(2)	copies of the minutes of the annual shareholders’ meetings of the Company held on May 3, 2000 and June 11, 2002, respectively;

(3)	drafts of the resolutions of the Management Board and the Supervisory Board regarding the capital increases from Authorized Capital (the “Draft Board Resolutions”);

(4)	a copy of the articles of association (Satzung) of the Company in the version dated April 19, 2004 (the “Articles of Association”); and

(5)	a copy of an excerpt from the Commercial Register relating to the Company, docket number HRB 119555, dated June 9, 2004.

In such examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents presented to us as originals, and (iii) the conformity to the originals of all documents presented to us as copies. As to relevant factual matters, we have relied upon, among other things, factual representations of officers and other representatives of the Company. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

Our opinions expressed herein are given only as to and based on circumstances and matters of fact existing at the date hereof and are limited to the laws of the Federal Republic of Germany as in effect on the date hereof, and we do not express any opinion herein concerning any other law.

Based on the foregoing, we are of the opinion that:

(1)	The increase of the Company’s share capital by issuing New Shares from Authorized Capital has been duly authorized by resolutions passed at the Company’s annual shareholders’ meetings held on May 3, 2000 and June 11, 2002, respectively.

(2)	The Firm New Shares, upon the passing of Management Board and Supervisory Board resolutions substantially in the form of the Draft Board Resolutions, subscription and payment by the Underwriters in accordance with the terms of the Draft Underwriting Agreement and registration of the implementation of the capital increase (Durchführung der Kapitalerhöhung) from the Authorized Capital relating to the Firm New Shares in the Commercial Register, will have been validly issued, fully paid and non-assessable as of the date of such registration.

(3)	Assuming that the Underwriters exercise the Over-allotment Option, the Optional New Shares, upon the passing of Management Board and Supervisory Board resolutions substantially in the form of the Draft Board Resolutions, subscription and payment by the Underwriters in accordance with the terms of the Draft Underwriting Agreement and registration of the implementation of the capital increase from the Authorized Capital relating to the Optional New Shares in the Commercial Register, will have been validly issued, fully paid and non-assessable as of the date of such registration.

(4)	The Old Shares have been validly issued and, at the time of their issuance, were fully paid and non-assessable.

We hereby consent to the use of this letter as Exhibit 5 to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Shearman & Sterling LLP

MAL/SP

HD